Execution Copy










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                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                        ENERGY SERVICES ACQUISITION CORP.
                                (The "Purchaser")


                                       And

                            GASSEARCH CORPORATION AND
                     GASSEARCH DRILLING SERVICES CORPORATION
                                     ("GDS")



                          DATED AS OF JANUARY 18, 2008




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





                                TABLE OF CONTENTS
                                                                            Page


ARTICLE I. CERTAIN DEFINITIONS.................................................1

 Section 1.01      Certain Definitions.........................................1

ARTICLE II. SALE AND TRANSFER OF SHARES; CLOSING...............................5

 Section 2.01      Shares......................................................5
 Section 2.02      Purchase Price..............................................5
 Section 2.03      Stock Options...............................................5
 Section 2.04      Closing; Closing Date.......................................5
 Section 2.05      Additional Transactions.....................................5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF GASSEARCH CORPORATION AND GDS...6

 Section 3.01      Disclosure Letter...........................................6
 Section 3.02      GasSearch Corporation Representations.......................6
 Section 3.03      Organization................................................7
 Section 3.04      Capitalization..............................................7
 Section 3.05      Authority; No Violation.....................................8
 Section 3.06      Consents....................................................8
 Section 3.07      [intentionally omitted].....................................8
 Section 3.08      Financial Statements........................................9
 Section 3.09      Absence of Certain Changes or Events........................9
 Section 3.10      Taxes.......................................................9
 Section 3.11      Material Contracts; Leases; Defaults.......................11
 Section 3.12      Ownership of Property; Insurance Coverage..................12
 Section 3.13      Intellectual Property......................................12
 Section 3.14      Labor Matters..............................................13
 Section 3.15      Legal Proceedings..........................................13
 Section 3.16      Compliance With Applicable Law.............................13
 Section 3.17      Employee Benefit Plans.....................................14
 Section 3.18      Brokers, Finders and Financial Advisors....................14
 Section 3.19      Environmental Matters......................................14
 Section 3.20      Related Party Transactions.................................15
 Section 3.21      Antitakeover Provisions Inapplicable.......................16
 Section 3.22      Registration Obligations...................................16
 Section 3.23      Customers and Suppliers....................................16
 Section 3.24      Inventory..................................................16
 Section 3.25      Accounts Receivable; Bank Accounts.........................16
 Section 3.26      Offers.....................................................16
 Section 3.27      Warranties.................................................17
 Section 3.28      Proxy Statement............................................17
 Section 3.29      No Misstatements...........................................17
 Section 3.30      Investment Intent..........................................17

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................18

 Section 4.01      Organization...............................................18
 Section 4.02      Authority; No Violation....................................18
 Section 4.03      Consents...................................................18
 Section 4.04      Access to Funds............................................19
 Section 4.05      Legal Proceedings..........................................19
 Section 4.06      Board Approval.............................................19
 Section 4.07      Proxy Statement............................................19

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Section 4.08      Offers.....................................................19

ARTICLE V. CONDUCT PENDING ACQUISITION........................................20

 Section 5.01      Conduct of Business Prior to the Closing Date..............20
 Section 5.02      Forbearances of GDS........................................20
 Section 5.03      Maintenance of Insurance...................................22
 Section 5.04      All Reasonable Efforts.....................................22

ARTICLE VI. COVENANTS.........................................................22

 Section 6.01      Current Information........................................22
 Section 6.02      Access to Properties and Records...........................22
 Section 6.03      Financial and Other Statements.............................23
 Section 6.04      Disclosure Letter Supplements..............................23
 Section 6.05      Consents and Approvals of Third Parties....................23
 Section 6.06      Failure to Fulfill Conditions..............................23
 Section 6.07      Employee Benefits..........................................23
 Section 6.08      Debt.......................................................23
 Section 6.09      Tax Periods Ending On or Before the Closing Date...........24
 Section 6.10      Cooperation on Tax Matters.................................24
 Section 6.11      Employment of Denny Harton; Appointment to Board of
                    Directors.................................................24

ARTICLE VII. REGULATORY AND OTHER MATTERS.....................................25

 Section 7.01      Meeting of Stockholders....................................25
 Section 7.02      Proxy Statement............................................25
 Section 7.03      Regulatory Approvals.......................................25

ARTICLE VIII. CLOSING CONDITIONS..............................................26

 Section 8.01      Conditions to Each Party's Obligations under this
                    Agreement.................................................26
 Section 8.02      Conditions to the Obligations of Purchaser under
                    this Agreement............................................26
 Section 8.03      Conditions to the Obligations of GDS and GasSearch
                    Corporation under this Agreement..........................27

ARTICLE IX. THE CLOSING.......................................................28

 Section 9.01      Time and Place.............................................28
 Section 9.02      Deliveries at the Pre-Closing and the Closing..............28

ARTICLE X. TERMINATION, AMENDMENT AND WAIVER..................................28

 Section 10.01     Termination................................................28
 Section 10.02     Effect of Termination......................................29
 Section 10.03     Amendment, Extension and Waiver............................30

ARTICLE XI. MISCELLANEOUS.....................................................30

 Section 11.01     Public Announcements.......................................30
 Section 11.02     Survival...................................................30
 Section 11.03     Notices....................................................30
 Section 11.04     Parties in Interest........................................31
 Section 11.05     Complete Agreement.........................................31
 Section 11.06     Counterparts...............................................31
 Section 11.07     Severability...............................................31
 Section 11.08     Governing Law..............................................31
 Section 11.09     Interpretation.............................................32
 Section 11.10     Specific Performance.......................................32

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

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of January 18, 2008, is among Energy Services Acquisition Corp., a corporation organized under the laws of Delaware (the "Purchaser"), and GasSearch Corporation which is the sole owner of GasSearch Drilling Services Corporation ("GDS"), a corporation organized under the laws of West Virginia and GDS. GasSearch Corporation owns 100% of the issued and outstanding shares of GDS.

                                R E C I T A L S:

     A. GasSearch Corporation desires to sell its shares of GDS Stock, and the Purchaser desires to purchase all of the outstanding shares of GDS Stock (the "Shares"), all on the terms set forth in this Agreement (the "Acquisition").

     B. In order to facilitate the Acquisition, GasSearch Corporation and GDS has been made a party to this Agreement.

ARTICLE I.

                               CERTAIN DEFINITIONS

Section 1.01      Certain Definitions.

     As used in this Agreement the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

     "Agreement" shall have the meaning set forth in the preamble.

     "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of GDS) or businesses that constitute 25% or more of the revenues, net income or assets of GDS, taken as a whole, or 25% or more of any class of equity securities of GDS, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of GDS, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving GDS pursuant to which any person would own 25% or more of any class of equity securities of GDS or of any resulting parent company of GDS, in each case other than the transactions contemplated by this Agreement.

     "Affiliate" means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     "Agreement" means this agreement, and any amendment hereto.

     "Closing" shall have the meaning set forth in Section 2.04.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.


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     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Consideration" shall mean the cash in an aggregate per share amount to be paid by Purchaser for GDS Stock, as set forth in Section 2.02(a).

     "Disclosure Letter" shall have the meaning set forth Section 3.01.

     "Environmental Laws" means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation
(a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; the Comprehensive Environmental Response Compensation and Liability Information Systems List and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "GDS" shall mean GasSearch Drilling Services Corporation, a West Virginia corporation with its principal executive offices located at 466 Airport Industrial Park Road, Parkersburg, West Virginia 26104.

     "GasSearch Corporation," a Illinois corporation that owns all the issued and outstanding shares of GDS Stock.

     "GDS Stock" shall mean all of the issued and outstanding shares of GDS capital stock par value $1.00 per share.

     "Governmental Entity" shall mean any federal, state, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

     "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

     "Intellectual Property" shall mean all (i) trademarks, service marks, brand names, d/b/a/'s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part

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and renewal applications, and including renewals, extensions and reissues, (iii)
Trade Secrets,  (iv)  published and  unpublished  works of  authorship,  whether
copyrightable  or  not  (including  without   limitation   databases  and  other
compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (v) all other intellectual property or proprietary rights.

     "IRS" shall mean the United States Internal Revenue Service.

     "IT Assets" shall mean GDS's computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

     "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by any officer with the title ranking not less than vice president or a director of such Person, and includes any facts, matters or circumstances set forth in any written notice from any regulator or any other material written notice received by an officer with the title ranking not less than vice president or a director of that Person. For purposes of this definition, an officer or director will be deemed to have "Knowledge" of a particular fact or other matter if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     "Licensed Intellectual Property" means Intellectual Property that GDS is licensed or otherwise permitted by other Persons to use.

     "Listed Intellectual Property" shall have the meaning set forth in Section 3.12(a).

     "Material Adverse Effect" shall mean an effect which (A) is material and adverse to the assets, business, financial condition, results of operations or prospects of GDS or Purchaser, as the context may dictate, and its subsidiaries taken as a whole.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws, including, but not limited to, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead, polychlorinated biphenyl, flammables and explosives.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Person"  shall  mean  any  individual,  corporation,   partnership,  joint
venture, association, trust or "group" (as that term is defined under the Exchange Act).

     "Pre-Effective Time Tax Period" means any taxable period (or the allocable portion of a Straddle Period) ending on or before the close of business on the date the closing occurs.

     "Proxy Statement" shall have the meaning set forth in Section 7.02.

     "Purchaser" shall mean Energy Services Acquisition Corp., a Delaware corporation, with its principal executive offices located at 75 West Third Avenue, Huntington, West Virginia 25776.

     "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

     "Securities Laws" shall mean the Securities Act of 1933 (the "Securities Act"); the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

     "Stockholder Approval" shall have the meaning set forth in Section 8.01(a).

     "Straddle Period" means any taxable period that includes (but does not end on) the date the stock purchase is completed.

     "Superior Proposal" shall mean an Acquisition Proposal, which the Board of Directors of GDS reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholder of GDS from a financial point of view than the sale of GDS Stock (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Purchaser in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

     "Tax" means any and all (a) federal, state, local or foreign tax, fee or other like assessment or charge of any kind, including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, payroll, employment, social security (or similar), unemployment, disability, registration, estimated, excise, severance, stamp, capital stock, occupation, property, environmental or windfall tax, premium, customs duty or other tax, together with any interest, penalty or additions thereto, whether disputed or not; and (b) transferee or secondary liability in respect of any Tax (whether imposed by law or contractual arrangement).

     "Tax Return" means any return (including estimated returns), declaration, report, claim for refund, or information return or statement or any amendment thereto relating to Taxes, including any such document prepared on an affiliated, consolidated, combined or unitary group basis and any schedule or attachment thereto.

     "Taxing Authority" means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

     "Termination Date" shall mean August 30, 2008.

     "Trade Secrets" means confidential information, trade secrets and know-how,
including  confidential  processes,   schematics,  business  methods,  formulae,
drawings, prototypes, models, designs, customer lists and supplier lists.

     "Voting Agreement" shall have the meaning set forth in the recitals to this Agreement.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

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
ARTICLE II.

                      SALE AND TRANSFER OF SHARES; CLOSING

Section 2.01      Shares.

     Subject to the terms and conditions of this Agreement at the closing GasSearch Corporation will sell and transfer 100% of the issued and outstanding shares of GDS Stock to Purchaser, and Purchaser will purchase the shares from GasSearch Corporation. After the Closing Date there will be no further transfer of shares of GDS Stock.

Section 2.02      Purchase Price.

     (a) The total purchase price for the shares will consist of (i) $2.5 million in cash and (ii) a number of shares of Purchaser common stock equal in value to $3.5 million based upon the arithmetic average of the closing price of Purchaser common stock reported on the American Stock Exchange for the five consecutive trading days commencing three trading days before public disclosure of this Agreement is made by the Purchaser (collectively, (i) and (ii) are the "Consideration").

     (b) Following the payment of the Consideration GasSearch Corporation shall have no further ownership rights in GDS, except as a holder of Purchaser common stock.

     (c) The Shares of Purchaser common stock to be issued to GasSearch Corporation as contemplated in Section 2.02(a) will not be registered under the Securities Act or registered or qualified for sale under any state securities Law and cannot be resold without registration or an exemption under the Securities Act. Such shares will therefore be "restricted securities" as defined in rule 144 under the Securities Act. Each certificate representing the
Purchaser common stock shall bear a restrictive legend referencing the Securities Act. Purchaser agrees that in the event Purchaser registers with the Securities and Exchange Commission any shares held by its shareholders it will include as part of the registration statement shares issued to GasSearch Corporation.

Section 2.03      Stock Options.

     GDS has no options or other equity based derivative instruments that are outstanding or which are entitled to receive any of the Consideration.

Section 2.04      Closing; Closing Date.

     Subject to the satisfaction or waiver of all conditions to closing contained in Article VIII hereof, the Closing shall occur the later of either
(i) five business days following the latest to occur of the receipt of all required Stockholder Approvals, satisfaction of all conditions to closing (to the extent such conditions are not waived) and the expiration of any applicable waiting periods, and Stockholder Approval, (ii) at the discretion of the Purchaser, the month end following receipt of all Stockholder Approval and satisfaction of all conditions to closing (to the extent such conditions are not waived), or (iii) at such other date or time upon which Purchaser and GasSearch Corporation mutually agree (the "Closing" and such date of closing is herein referred to as the "Closing Date").

Section 2.05      Additional Transactions

     Notwithstanding   anything   contained  in  this  Agreement,   the  parties
acknowledge  that in order to consummate the  transactions  contemplated by this

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

Agreement the Purchaser must enter into a business combination or combinations in which the fair market value of the business or businesses acquired simultaneously with the transactions contemplated by this Agreement is equal to at least 80% of Purchaser's net assets (excluding any deferred compensation held by Ferris Baker Watts, Incorporated) when combined with the transactions contemplated by this Agreement . GasSearch Corporation acknowledges that the transactions contemplated by this Agreement must be completed simultaneously with such other business combinations or combinations, referenced to in this Section.

                                  ARTICLE III.

         REPRESENTATIONS AND WARRANTIES OF GASSEARCH CORPORATION AND GDS

     GasSearch Corporation and GDS each represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement. For purposes of this Article III, references to GDS shall include GasSearch Corporation unless otherwise indicated by the context. The parties shall notify each other in the event of any material change prior to the Closing Date. References to the Knowledge of GDS shall include the Knowledge of GasSearch Corporation.

Section 3.01      Disclosure Letter.

     On or prior to the date hereof, GDS has delivered to Purchaser a letter (the "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which are required or appropriate in relation to any or all of its covenants, representations and warranties (and making specific reference to the section of this Agreement to which such section of the Disclosure Letter relates); provided, that the mere inclusion of a fact, circumstance or event in the Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. The Disclosure Letter is true, correct and complete.

Section 3.02      GasSearch Corporation Representations.

     (a) Organization. GasSearch Corporation owns all of the issued and outstanding shares of GDS. GasSearch Corporation have all requisite power and authority to own and operate GDS's property and assets and to carry on GDS's business as now conducted.

     (b) Authority and Enforceability. GasSearch Corporation has full capacity, power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been approved by shareholders owning a majority of GasSearch Corporation's outstanding voting stock, and no other proceedings or action on the part of GasSearch Corporation is necessary to execute or deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GasSearch Corporation and constitutes a valid and binding obligation of GasSearch Corporation, enforceable against GasSearch Corporation in accordance with its terms.

     (c) No Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by GasSearch Corporation with the provisions hereof will not, conflict with, result in any violation of or default under, or result in (i) the creation of any lien on any of the properties or assets of GasSearch Corporation or GDS (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession,

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
franchise, license, or material agreement to which GasSearch Corporation or GDS is a party or by which GasSearch Corporation or GDS are bound, or (iii) any judgment, order, decree, or Law applicable to GasSearch Corporation or GDS or their respective properties or assets.

     (d) Title to Shares. GasSearch Corporation is (and at the Closing will be) the sole record and beneficial owner of, and upon consummation of the transactions contemplated hereby, Purchaser will acquire valid and marketable title to all of GDS Stock then issued and outstanding, free and clear of all liens, equities, proxies, options, or restrictions, other than (i) those that may arise by virtue of any actions taken by or on behalf of Purchaser or its affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws.

     (e) Litigation. There is no Claim by any person or Governmental Entity (including, without limitation, expropriation or forfeiture proceedings), and no legal, administrative, or arbitration proceeding pending or, to Gas Search's knowledge, threatened against GasSearch Corporation or GDS or any of their property, or to which GasSearch Corporation or GDS are a party, that reasonably may be expected to affect or impair in any material respect the ability of GasSearch Corporation or GDS to consummate the transactions contemplated in this Agreement.

     (f) Governmental Approvals. No authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Entity is required to authorize, or is otherwise required by any Governmental Entity in connection with, the valid execution and delivery by GasSearch Corporation or GDS of this Agreement, the transfer of GDS Stock to Purchaser, or the
performance  by  GasSearch   Corporation  or  GDS  of  their  other  obligations
hereunder.

     (g) No Insolvency. There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, or to GasSearch Corporation or GDS's knowledge, threatened against GasSearch Corporation or GDS.

Section 3.03      Organization.

     (a) GDS is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. GDS has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. GDS is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to obtain such license or qualification would not reasonably be expected to have a Material Adverse Effect.

     (b) GDS has no subsidiaries. There are no entities (whether corporations, partnerships, or similar organizations), in which GDS owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement. GasSearch Corporation owns 1,000 shares of GDS Stock which is 100% of the issued and outstanding shares of GDS Stock. Such shares are validly issued, fully paid, nonassessable and not subject to any preemptive rights and are owned by GasSearch Corporation free and clear of any pledges, security interests, claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares.

     (c) Prior to the date of this Agreement, GDS has made available to Purchaser true and correct copies of its Articles of Incorporation.

Section 3.04      Capitalization.

     (a) The authorized capital stock of GDS consists of 1,000 shares of capital stock par value $1.00 per share, all of which are issued and outstanding.

     (b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholder of GDS may vote are issued or outstanding. Set forth in the Disclosure Letter is a listing of all GDS debt outstanding including interest rate and payment terms.

     (c) As of the date of this Agreement and, except for this Agreement, neither GDS or GasSearch Corporation has or is bound by any Rights obligating GDS or GasSearch Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of GDS or obligating GDS to grant, extend or enter into any such Right.

Section 3.05      Authority; No Violation.

     (a) GDS and GasSearch Corporation each has full corporate power and authority to execute and deliver this Agreement, and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GDS and GasSearch Corporation and the completion of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of GasSearch Corporation. This Agreement has been duly and validly executed and delivered by GDS and GasSearch Corporation, and constitutes the valid and binding obligation of GasSearch Corporation, enforceable against GasSearch Corporation in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

     (b) To GasSearch Corporation's or GDS's knowledge, the consummation of the transactions contemplated hereby and compliance by GDS and GasSearch Corporation with any of the terms or provisions hereof will not: (i) conflict with or result in a breach or violation of or a default under any provision of the Articles of Incorporation or Bylaws of GDS; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, governmental permit or license or injunction applicable to GDS or any of its properties or assets or enable any person to enjoin the sale of GDS Stock; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of GDS under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GDS is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 3.06      Consents.

     No consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by GDS or GasSearch Corporation, and the sale of GDS Stock by GasSearch Corporation. GDS and GasSearch Corporation have no reason to believe that (i) any required approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement. GDS is not subject to regulation of its business or operations under any Federal law (to the extent GDS is required to register or file reports with any Government Entity) or state public utilities laws.

Section 3.07      [intentionally omitted]

Section 3.08      Financial Statements.

     GDS maintains accounting records which fairly and accurately reflect its transactions and operations. GDS has provided Purchaser with pro forma projections of its revenue, earnings and expenses for the 2007 calendar year. GDS has commenced providing Purchaser monthly financial statements commencing with the month ended December 31, 2006. In each case, the monthly financial statements of GDS fairly present in all material respects, the financial position, results of operations and cash flows of GDS as of the respective dates thereof and for the respective periods covered thereby GDS and GasSearch Corporation has no reason to believe that either the pro forma projections or monthly financial statements are incomplete or fail to accurately reflect all material items necessary for an understanding of GDS's financial condition and results of operations.

Section 3.09      Absence of Certain Changes or Events.

     Since December 21, 2006 (i) GDS has not incurred any liability, except in the ordinary course of its business consistent with past practice, (ii) GDS has conducted its business only in the ordinary and usual course of such business and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.

Section 3.10      Taxes.

     (a) (i) GasSearch Corporation and GDS have filed or caused to be filed, and with respect to Tax Returns due between the date of this Agreement and the Closing Date, will timely file (including any applicable extensions) all Tax Returns required to be filed, (ii) all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects and such Tax Returns correctly reflected (or in the case of such Tax Returns not yet filed, will correctly reflect) the facts regarding the income, business, assets, operations, activities, status and other matters of GDS and any other information required to be shown thereon, and (iii) all Taxes of GDS (whether or not reflected on any such Tax Returns) attributable to a Pre-Effective Time Tax Period have been, or in the case of Taxes the due date for payment of which is between the date of this Agreement and the date the Closing Date occurs, timely paid in full, including, without limitation, all Taxes which GDS is obligated to withhold for amounts paid or owing to employees, independent contractors, creditors and other third parties other than Taxes that have been reserved or accrued.

     (b) The most recent financial statements for GDS reflect an adequate reserve for all Taxes payable by GDS for all taxable periods and portions thereof through the date of such financial statements, and, in the case of Taxes owed as of the date hereof, an adequate reserve is (and until the date the Closing Date occurs will continue to be) reflected in the accruals for Taxes payable on the balance sheet as of June 30, 2007, other than accruals established to reflect timing differences and accruals reflected only in the notes thereto.

     (c) There are no liens for Taxes, except for statutory liens not yet due with respect to any of the assets or properties of GDS.

     (d) To GasSearch Corporation's and GDS's knowledge: (i) no Tax Return of GasSearch Corporation or GDS have been examined by the Internal Revenue Service,
(ii) no Tax Return of GasSearch Corporation or GDS is under audit or examination by any other Taxing Authority, and (iii) no notice of such an audit or examination has been received by GasSearch Corporation or GDS.

     (e) Each deficiency, if any, resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Tax Returns of GDS. GDS has made available to Purchaser documents setting forth the dates of the most recent audits or examinations of GDS by any Taxing Authority in respect of Taxes for all taxable periods for which the statute of limitations has not yet expired.

     (f) GDS is not a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

     (g) GDS will not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Date Tax Period (or the portion of a Straddle Period allocable to the Pre-Effective Time Tax Period) as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

     (h) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to GDS, and GDS has not requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Seller Group.

     (i) GDS has complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under such laws.

     (j) GDS has not been a party to any distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

     (k) GDS is not a party to any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2).

     (l) No Tax Returns filed by GDS contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

     (m) GDS has not been, at any time during the applicable time period set forth in Section 897(c)(1) of the Code, a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

     (n) The Disclosure Letter sets forth each state, county, local, municipal or foreign jurisdiction in which GDS files, or is or has been required to file, a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a "nexus" basis at any time for a taxable period for which the relevant statutes of limitation have not expired. GDS has not received notice of any claim by a Taxing Authority in a jurisdiction where GDS does not file Tax Returns that GDS is or may be subject to taxation by such jurisdiction.

     (o) GDS has made a valid election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes, and made a similar election under comparable provisions of state, local or foreign Tax law. At all times since making its election to be treated as an S Corporation Seller has been treated as an S Corporation or a QSub (as defined below) for income tax purposes. GDS is in compliance with requirements for maintaining its election as an S Corporation.

     (p)  GDS  has  one  shareholder,   GasSearch  Corporation.   The  GasSearch
Corporation has been, as of the date of acquisition of GDS stock, and continues to be, an "eligible shareholder" as defined under Section 1361 of the Code.

     (q) Each controlled corporation that had or has any of its stock owned by Seller was, is, and will be properly treated as a qualified S Corporation Subsidiary (QSubs), as defined under Section 1361 of the Code, of Seller. All QSub elections required to be made to satisfy the condition expressed in the previous sentence were properly made on a timely basis.

     (r) GDS has no  liability  or  potential  liability  for any tax under Code
Section 1374. GDS has not in the past 10 years, (A) acquired assets from another corporation in a transaction in which GDS's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the controlling stock of any corporation that is not a qualified Corporation Subsidiary.

Section 3.11      Material Contracts; Leases; Defaults.

     (a) Except as  previously  disclosed,  GDS is not a party to or subject to:
(i) any employment, consulting or severance contract with any present officer, director or employee of GDS, except for "at will" arrangements; (ii) any plan or contract providing for bonuses, pensions, options, or other equity deferred compensation, retirement payments, profit sharing, insurance benefits, death benefits, health, medical or disability benefits or similar material arrangements for or with any past or present officers, directors or employees of GDS; (iii) any collective bargaining agreement with any labor union relating to employees of GDS; (iv) any agreement which by its terms limits the payment of dividends by GDS; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which GDS is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Purchaser or any Purchaser Subsidiary; (vi) any other agreement, written or oral, not terminable on 60 days' notice, that obligates GDS for the payment of more than $100,000 annually; or that has a term of no more than one year or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by GDS (it being understood that any non-compete or similar provision shall be deemed material) or any other material agreement.

     (b) Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither GDS is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and to the Knowledge of GDS there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 3.10(a) and (b) have been made available to Purchaser on or before the date hereof, are listed on the Disclosure Letter and are in full force and effect on the date hereof and enforceable against the counterparty to which it relates.

Section 3.12      Ownership of Property; Insurance Coverage.

     (a) GDS has a good and, as to real property, marketable title to all assets and properties owned by GDS in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent GasSearch Corporation or GDS Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet and except to the extent that the failure to have good title to any personal property would not reasonably be expected to have a Material Adverse Effect), subject to no encumbrances, liens, mortgages, security interests or pledges. GDS, as lessee, has the right under valid and existing leases of real and personal properties used by GDS in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them, except previously disclosed and those in the normal course of business and (iii) encumbrances that do not materially affect the marketability of any title to real property. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments have been disclosed to Purchaser. Each real estate lease that will require the consent of the lessor or its agent to consummate the effects intended by this Agreement or otherwise as a result of the Agreement by virtue of the terms of any such lease is listed in the Disclosure Letter identifying the section of the lease that contains such prohibition or restriction.

     (b) GDS currently maintains insurance for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. GDS has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by GDS under such policies. All such insurance is valid and enforceable and in full force and effect, and GDS has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. The GDS Disclosure Letter identifies all policies of insurance maintained by GDS as well as the other matters required to be disclosed under this Section.

Section 3.13      Intellectual Property.

     (a) The Disclosure Letter sets forth a true and complete list of all (i) Registered and/or material Intellectual Property owned by GDS indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the "Listed Intellectual Property"). GDS exclusively owns (beneficially, and of record where applicable) all Listed Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Listed Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting GDS's use thereof or its rights thereto. GDS has sufficient rights to use all Intellectual Property used in its business as currently conducted. GDS has not infringed or otherwise violated the Intellectual Property rights of any third party. There is no material litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against GDS concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To GDS's Knowledge, (x) no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists, (y) no Person is violating any Listed Intellectual Property or other Intellectual Property right owned or held exclusively by GDS, and (z) the Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting GDS's use thereof or its rights thereto. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which GDS is permitted to use any Licensed Intellectual Property and will not create any rights by third parties to use any Intellectual Property owned by the Purchaser (other than any termination, alteration or creation of any rights that results from action of the Purchaser and its Affiliates).

     (b) GDS has no Trade Secrets, or nondisclosure agreements with any of its employees.

     (c) To GDS's Knowledge, the IT Assets operate and perform in all respects in accordance with their documentation and functional specifications and otherwise as required by GDS in connection with its business, and have not materially malfunctioned or to any material extent failed within the past three years. To GDS's Knowledge, the IT Assets do not contain any "time bomb," "Trojan horse," "back door," "trap door," "worm," viruses, bugs, faults or other devices or effects that (1) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, in either case except as disclosed in its documentation. To GDS's Knowledge, no person has gained unauthorized access to the IT Assets. GDS has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

     (d) To GDS's Knowledge, none of the software owned by it contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property, to which GDS have not agreed.

Section 3.14      Labor Matters.

     GDS is not and has not ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees and no such agreement or contract is currently being negotiated by GDS, nor is GDS the subject of any proceeding asserting that it has committed an unfair labor practice or otherwise relating to labor matters involving any current or former employees of GDS or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is any strike, other labor dispute or organizational effort involving GDS pending or, to the Knowledge of GDS threatened. GDS is in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

Section 3.15      Legal Proceedings.

     GDS is not a party to any, and there are no pending or, to GDS's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature, (i) against GDS, (ii) to which GDS's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of GDS or GasSearch Corporation to perform their obligations under this Agreement.

Section 3.16      Compliance With Applicable Law.

     (a) To GDS's knowledge, GDS is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets, its business, and its conduct of business and its relationship with its employees.

     (b) GDS has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all regulators and government authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of GDS, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 7.03.

     (c) GDS has not received any written notification or, to its knowledge, any other communication from any regulator and government authorities (i) asserting that GDS is not in material compliance with any of the statutes, regulations or ordinances under which it operates; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require GDS, or indicating that GDS may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation gas drilling companies restricting or limiting, or purporting to restrict or limit, in any material respect the operations of GDS; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of GDS (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). GDS has not consented to or entered into any Regulatory Agreement that is currently in effect.

Section 3.17      Employee Benefit Plans.

     GDS does not maintain, sponsor or participate in any employee contract, arrangement or employee benefit plan other than health, dental, medical and disability insurance plans, and a retirement plan.

Section 3.18      Brokers, Finders and Financial Advisors.

     GDS and its officers, directors, employees or agents, has not employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

Section 3.19      Environmental Matters.

     (a) Except as may be set forth in any Phase I Environmental Report identified in the Disclosure Letter (a true copy of which has been provided to Purchaser), with respect to GDS:

     (i) GDS's Property is, and has been, in compliance in all material respects with, and is not liable under, any Environmental Laws;

     (ii) GDS has received no written notice and does not otherwise have Knowledge that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to GDS's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any property owned, leased or operated by GDS (a "Property") (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any Property;

     (iii) GDS has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to GDS's Knowledge no such action is threatened, before any court, governmental agency or other forum (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Property;

     (iv) The properties currently owned or operated by GDS and, to GDS's Knowledge, the Properties (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern;

     (v) There is no suit from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

     (vi) To GDS's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by GDS, and, to GDS's Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by GDS; and

     (vii) During the period of (s) GDS's ownership or operation of any of its current properties or (t) GDS's participation in the management of any Property, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To GDS's Knowledge, prior to the period of (x) GDS's ownership or operation of any of its respective current properties or (y) GDS's participation in the management of any Property, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

     (b) To GDS's knowledge, there is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.19(a)(ii) or (iii).

Section 3.20      Related Party Transactions.

     GDS is not a party to any transaction with any affiliate of GDS, other than transactions with GasSearch Corporation, as previously disclosed.

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Section 3.21      Antitakeover Provisions Inapplicable.

     The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state, applicable to GDS.

Section 3.22      Registration Obligations.

     GDS is not under any obligation, contingent or otherwise, which will survive the Closing Date by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.23      Customers and Suppliers.

     The Disclosure Schedule contains a complete list of all customers who individually accounted for more than 2% of GDS's gross revenues for the quarter ended March 31, 2007. No customer listed on the Disclosure Schedule has, within the past 12 months, cancelled or otherwise terminated, or, to the Knowledge of GDS, made any threat to cancel or terminate, its relationship with GDS, or decreased materially its usage of GDS's services or products. Except as set forth in the Disclosure Schedule, no material supplier of GDS has cancelled or otherwise terminated any contract with GDS prior to the expiration of the contract term, or, to the Knowledge of GDS, made any threat to GDS to cancel, reduce the supply or otherwise terminate its relationship with GDS. GDS has not
(i) breached (so as to provide a benefit to GDS that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of GDS.

Section 3.24      Inventory.

     All inventory of GDS consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value pursuant to GDS's policies and the best estimates of GDS's management in accordance with GAAP. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis. The value of each type of inventory, whether raw materials, work-in process or finished goods, are not excessive in the present circumstances of GDS in the best estimate of GDS's management in accordance with GAAP.

Section 3.25      Accounts Receivable; Bank Accounts.

     All accounts receivable of GDS are valid receivables properly reflected pursuant to GDS's policies and practices and the best estimates of GDS's management, and are subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable). Except as set forth in the Disclosure Schedule, all accounts receivable reflected in the financial or accounting records of GDS that have arisen since March 31, 2007 are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable). The Disclosure Schedule describes each account maintained by or for the benefit of GDS at any bank or other financial institution.

Section 3.26      Offers.

     GDS has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets or member interests of GDS with parties other than Purchaser.

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Section 3.27      Warranties.

     No product or service manufactured, sold, leased, licensed or delivered by GDS is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of GDS, which are set forth in the Disclosure Schedule and (ii) manufacturers' warranties for which GDS has no liability. The Disclosure Schedule sets forth the aggregate expenses incurred by GDS in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during the past twenty-four (24) months and GDS does not know of any reason why such expenses would reasonably be expected to increase as a percentage of sales in the future.

Section 3.28      Proxy Statement.

     The information to be supplied by GDS for inclusion in Purchaser's proxy statement (such proxy statement, as amended or supplemented is referred to herein as the "Proxy Statement") shall not at the time the Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by GDS for inclusion in the proxy statement to be delivered to Purchaser's stockholders in connection with the meeting of Purchaser's stockholders to consider the approval of this Agreement (the "Purchaser Stockholders' Meeting") shall not, on the date the Proxy Statement is first mailed to Purchaser's stockholders, and at the time of the Purchaser Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by GDS in any earlier communication with respect to the solicitation of proxies for the Purchaser Stockholders' Meeting which has become false or misleading. If at any time prior to the Purchaser Stockholders' Meeting, any event relating to GDS or any of its affiliates, officers or managers should be discovered by GDS which should be set forth in a supplement to the Proxy Statement, GDS shall promptly inform Purchaser of such event.

Section 3.29      No Misstatements.

     No representation or warranty made by GDS in this Agreement, the Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided, however, that any representations and warranties made by GDS herein that are qualified by GDS's "Knowledge" or materiality shall be incorporated into the representation and warranty made by this sentence of this Section 3.29. To the Knowledge of GDS, GDS has disclosed to Purchaser all material information relating to the business of GDS or the transactions contemplated by this Agreement.

Section 3.30      Investment Intent.

     GasSearch Corporation and its shareholders acknowledge that the shares of Purchaser Common Stock to be delivered by Purchaser under this Agreement are not registered under the Securities Act or registered or qualified for sale under any state securities law and cannot be resold without registration under, or pursuant to an exemption from, the Securities Act. GasSearch Corporation is acquiring the shares of Purchaser Common Stock for its own account for investment and not with a view toward the sale or distribution of the shares of

Purchaser Common Stock. GasSearch Corporation and its shareholders have sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of acquiring the shares of Purchaser Common Stock and has the ability to bear the economic risks of such investment.

                                  ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to GDS that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article IV).

Section 4.01      Organization.

         Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

Section 4.02      Authority; No Violation.

     (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to (i) receipt of any required regulatory and stockholder approvals and (ii) stockholders of Purchaser owning less than 20% of the Purchaser securities sold in the Purchaser's initial public offering voting against the Agreement and exercising their conversion rights as set forth in the Purchaser's Certificate of Incorporation, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the completion by Purchaser of the transactions contemplated hereby, have been duly and validly approved by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and subject to the receipt of the regulatory approvals, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

     (b) The execution and delivery of this Agreement by Purchaser, subject to receipt of any required approvals, and compliance by GDS and GasSearch Corporation and Purchaser with any conditions contained therein and stockholder approvals, the consummation of the transactions contemplated hereby and compliance by Purchaser with any of the terms or provisions hereof will not (i) conflict with or result in a breach or violation of, or default under and provision of the certificate of incorporation or bylaws of Purchaser or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, governmental permit or license or injunction applicable to Purchaser.

Section 4.03      Consents.

     Except for any regulatory approvals and compliance with any conditions contained therein, the filing of the Proxy Statement with the SEC, the approval of this Agreement by the requisite vote of Purchaser's stockholders and the satisfaction of Purchaser's obligations as a special purpose acquisition corporation, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of Purchaser,

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no consents,  waivers or approvals  of, or filings or  registrations  with,  any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Purchaser and the completion by Purchaser of the transactions contemplated by this Agreement. Purchaser has no reason to believe that (i) any required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 4.04      Access to Funds.

     Purchaser has, or on the Closing Date will have, access to all funds necessary to consummate the Acquisition and pay the aggregate Consideration.

Section 4.05      Legal Proceedings.

     Purchaser  is not a party to any  action,  suit or  proceeding  that  would
materially   adversely  affect  the  ability  of  Purchaser  to  consummate  the transactions contemplated by this Agreement.

Section 4.06      Board Approval.

     Subject to certain conditions contained in Section 8.01 and 8.02, including, but not limited to receiving a third party fairness opinion (the "Opinion"), the Board of Directors of Purchaser (including any required committee or subgroup of the Board of Directors of Purchaser) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Acquisition and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Acquisition is in the best interests of the stockholders of Purchaser and (iii) necessary to effect the intent of this Agreement.

Section 4.07      Proxy Statement.

     The information to be supplied by Purchaser for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by Purchaser for inclusion in the Proxy Statement to be delivered to Purchaser's stockholders in connection with the Purchaser Stockholders' Meeting shall not, on the date the Proxy Statement is first mailed to Purchaser's stockholders, and at the time of Purchaser Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by Purchaser in any earlier communication with respect to the solicitation of proxies for the Purchaser Stockholders' Meeting which has become false or misleading. If at any time prior to the Stockholder's Meeting, any event relating to Purchaser or any of its affiliates, officers or managers should be discovered by Purchaser which should be set forth in a supplement to the Proxy Statements, Purchaser shall promptly inform GDS of such event.

Section 4.08      Offers.

     GDS acknowledges that Purchaser is permitted to receive general inquiries from third parties concerning potential transactions that would be in addition to, the transaction contemplated by this Agreement (an "Additional Transaction"), and to enter into an acquisition or stock purchase agreement with respect to one or more Additional Transactions.

                                   ARTICLE V.

                           CONDUCT PENDING ACQUISITION

Section 5.01      Conduct of Business Prior to the Closing Date.

     Except as expressly provided in this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Closing Date, GDS shall: (i) conduct its business in the ordinary and usual course consistent with past practices; (ii) maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would adversely affect or delay the ability of GDS and GasSearch Corporation to each perform its covenants and agreements on a timely basis under this Agreement; (iv) take no action which would adversely affect or delay the ability of parties to obtain any necessary approvals, consents or waivers required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on GDS.

Section 5.02      Forbearances of GDS.

     Without limiting the covenants set forth in Section 5.01 hereof, from the date hereof until the Closing Date, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, GDS will not:

     (a) change or waive any provision of its certificate of incorporation, charter or bylaws or any similar governing documents;

     (b) change the number of authorized or issued shares of its capital stock, issue any shares of GDS Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of its capital stock;

     (c) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving a payment by GDS of $100,000 or more;

     (d) enter into any new line of business or introduce any new products;

     (e) grant or agree to pay any bonus, severance or termination payment (including, but not limited to discretionary severance pay) to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees;

     (f) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

     (g) merge or consolidate GDS with any other corporation; sell or lease all or any substantial portion of the assets or business of GDS; make any acquisition of all or any substantial portion of the business or assets of any other;

     (h) sell or otherwise dispose of the capital stock of GDS or sell or otherwise dispose of any asset of GDS other than in the ordinary course of business consistent with past practice;

     (i) incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money) or subject any asset of GDS to any lien, pledge, security interest or other encumbrance, other than indebtedness incurred as set forth in Disclosure Schedule 5.02(i).;

     (j) take any action which would result in any of the representations and warranties of GDS or GasSearch Corporation set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;

     (k) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which GDS is a party, other than in the ordinary course of business, consistent with past practice;

     (l) enter into, renew, extend or modify any other transaction with any Affiliate;

     (m) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

     (n) make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth in the Disclosure Letter and other than expenditures necessary to maintain existing assets in good repair;

     (o) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

     (p) undertake or, enter into any lease, contract or other commitment for its account, involving a payment by GDS of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof other than in the ordinary course of business;

     (q) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding; other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate;

     (r) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Agreement and which are set forth in the Disclosure Letter; provided, however, that no sales may be made with recourse;

     (s) fail to maintain all its properties in repair, order and condition no worse than on the date of this Agreement other than as a result of ordinary wear and tear;

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     (t)  revoke  GDS's  election  to be taxed as an S  Corporation  within  the meaning of Code Sections 1361 and 1362 or take or allow any action that may result in the termination of GDS's status as a validly electing S Corporation within the meaning of Code Sections 1361 and 1362;

     (u) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes or otherwise, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as required by law, rule, regulation or GAAP; or

     (v) make any withdrawals from retained earnings (including the Accumulated Adjustments Account), other than for the payment of estimated taxes attributed to the income of GDS to be reported on the individual income tax return of GasSearch Corporation or its shareholders; or

     (w) agree to do any of the foregoing.

Section 5.03      Maintenance of Insurance.

     GDS shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties, and the nature of its business.

Section 5.04      All Reasonable Efforts.

     Subject to the terms and conditions herein provided, GDS agrees to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                                  ARTICLE VI.

                                    COVENANTS

Section 6.01      Current Information.

     (a) During the period from the date of this Agreement to the Closing Date, GDS will cause one or more of its representatives to confer with representatives of Purchaser and report the general status of its ongoing operations at such times as Purchaser may reasonably request. GDS will promptly notify Purchaser of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the known threat of material litigation involving GDS.

     (b) GDS shall promptly inform Purchaser upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of GDS under any labor or employment law.

Section 6.02      Access to Properties and Records.

     GDS shall permit Purchaser reasonable access upon reasonable notice to its properties, and shall disclose and make available to Purchaser during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter GDS reasonably determines should be treated as confidential) and stockholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Purchaser may have a reasonable interest. GDS shall provide and shall request its auditors to provide Purchaser with such historical financial information regarding it (and related audit reports, consents and work papers) as Purchaser may reasonably request. Purchaser shall use commercially reasonable efforts to minimize any interference with GDS's regular business operations during any such access to GDS's property, books and records. GDS shall permit Purchaser, at Purchaser's expense, to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or occupied by GDS.

Section 6.03      Financial and Other Statements.

     (a) Promptly upon preparation thereof, GDS will furnish to Purchaser copies of all internal monthly financial statements.

     (b)  With  reasonable   promptness  GDS  will  furnish  to  Purchaser  such
additional financial data that GDS possesses and as Purchaser may reasonably request.

Section 6.04      Disclosure Letter Supplements.

     From time to time prior to the Closing Date, GDS will promptly supplement or amend the Disclosure Letter delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter or which is necessary to correct any information in such Disclosure Letter which has been rendered materially inaccurate thereby.

Section 6.05      Consents and Approvals of Third Parties.

     In addition to the Obligations of Article VI hereunder, GDS shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 6.06      Failure to Fulfill Conditions.

     In the event that GDS or GasSearch Corporation determines that a condition to their obligations to complete the sale of GDS Stock cannot be fulfilled and that it will not waive that condition, it will promptly notify Purchaser.

Section 6.07      Employee Benefits.

     Purchaser intends to continue to employ all employees of GDS at their current compensation and with their current benefits for a period of at least a year from Closing Date.

Section 6.08      Debt.

     Purchaser agrees that it will pay the following: It will pay to GDS the amount necessary to pay off its indebtedness at the time of Closing. It will then have available the difference between that amount and $17.5 million which GDS will then use for additional capital purchases as necessary in the course of its business.

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Section 6.09      Tax Periods Ending On or Before the Closing Date.

     (a) Purchaser and GasSearch Corporation will agree upon the methodology prior to closing, to be employed to determine the allocation of the
Consideration among the assets of GDS for purposes of preparing a properly completed form 8594 and any comparable form required under state or local law and such methodology will be reflected in a "Allocation Statement". Purchaser and GasSearch Corporation will report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation and will not take any position inconsistent therewith.

     (b) GasSearch Corporation will prepare or cause to be prepared and file or cause to be filed any required tax returns for all periods ending on or prior to the Closing Date which are filed after the Closing Date. GasSearch Corporation will permit Purchaser to review and comment on each such tax return described in the preceding sentence prior to filing.

Section 6.10      Cooperation on Tax Matters.

     (a) The parties hereto will cooperate fully, as and to the extent reasonably requested by any other party in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to all taxes. Such cooperation will include the retention and (upon any other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. GDS and GasSearch Corporation agree (i) to retain all books and records with respect to tax matters pertinent to GDS relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by GDS or GasSearch Corporation, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any regulatory authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any such person so requests, GDS or GasSearch Corporation, as the case may be, will allow such person to take possession of such books and records.

     (b) Purchaser and GasSearch Corporation further agree, upon request, to use their best efforts to obtain any certificate or other document from any regulatory authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (c) Purchaser and GasSearch Corporation further agree, upon request, to provide the other party with all information that such person may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

Section 6.11      Employment of Denny Harton; Appointment to Board of Directors.

     Purchaser agrees to use its best efforts to enter into an employment contract with Denny Harton effective at the Closing Date, in which Mr. Harton shall be an Executive Vice President of Purchaser. Purchaser shall cause Denny Harton to be appointed to its Board of Directors effective at the Closing Date or as soon thereafter as is practicable.

                                  ARTICLE VII.

                          REGULATORY AND OTHER MATTERS

Section 7.01      Meeting of Stockholders.

     (a) GDS shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of considering and voting on approval of this Agreement, and for such other, purposes as may be, in GDS's reasonable judgment, necessary or desirable (the "Seller Stockholder's Meeting"). In lieu of holding a Seller Stockholder's Meeting, if permitted by GDS's Certificate of Incorporation, Bylaws and the WVBCA, GDS may obtain stockholder approval by means of a consent solicitation.

     (b) Purchaser shall, once it has completed the negotiation of such acquisition(s) as it deems in its best interests and required in order to have a business combination or combinations in which the fair market value of the business or businesses acquired simultaneously is equal to at least 80% of the Purchaser's net assets (excluding any deferred compensation held by Ferris Baker Watts, Incorporated), prepare the Proxy Statement as described in Section 7.02 below.

Section 7.02      Proxy Statement.

     As soon as practicable after entering into the acquisitions  referred to in
Section 7.01(b), Purchaser shall prepare a Proxy Statement, for the purpose of taking such stockholder action on the Acquisition, this Agreement, any other acquisition(s) it has entered into, and any revisions to its Certificate of Incorporation contemplated by Purchaser, and file such Proxy Statement with the SEC in preliminary form, respond to comments of the staff of the SEC and promptly mail the Proxy Statement to the holders of record (as of the applicable record date) of shares of voting stock of Purchaser.

Section 7.03      Regulatory Approvals.

     Each of GDS and Purchaser will cooperate with the other and use all reasonable efforts to promptly prepare and file any necessary documentation to obtain any necessary regulatory approvals. GDS and Purchaser will furnish each other and each other's counsel with all information concerning themselves, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of GDS or Purchaser to any regulatory or governmental body in connection with the Acquisition and the other transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. GDS shall have the right to review and approve in advance all characterizations of the information relating to GDS which appears in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, GDS and Purchaser shall each furnish to the other a copy of each publicly available portion of such filing made in connection with the transactions contemplated by this Agreement with any governmental body promptly after its filing.

                                 ARTICLE VIII.

                               CLOSING CONDITIONS

Section 8.01      Conditions to Each Party's Obligations under this Agreement.

     The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

     (a) Stockholder Approval. (i) Purchaser shall enter into an Additional Transaction to ensure that Purchaser's initial combinations have an aggregate fair market value of at least 80% of Purchaser's net assets (excluding deferred compensation or Ferris Baker Watts, incorporated); (ii) this Agreement and the transactions contemplated hereby, which shall include approval of an Additional Transaction to ensure that Purchaser's initial business combination have an aggregate fair market value of at least 80% of Purchaser's net assets (excluding deferred compensation of Ferris Baker Watts, Incorporated) each shall have been approved by the requisite vote of the stockholders of Purchaser and GDS in accordance with applicable law and regulations.

     (b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or regulatory agency, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

     (c) Regulatory Approvals. All required regulatory approvals, consents, permits and authorizations shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such regulatory approval shall include any condition or requirement, that would, in the judgment of the Board of Directors of Purchaser, have a Material Adverse Effect on (x) GDS or (y) Purchaser.

     (d) Simultaneous Closing. GDS and GasSearch Corporation acknowledge and agree that the closing of the Acquisition must be simultaneous with such other acquisition(s) that, in the aggregate, have a fair market value of at least 80% of Purchaser's net assets (excluding deferred compensation of Ferris Baker Watts, Incorporated).

Section 8.02    Conditions to the Obligations of Purchaser under this Agreement.

     The obligations of Purchaser under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

     (a) Representations and Warranties. Each of the representations and warranties of GDS and GasSearch Corporation set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and GDS and by GasSearch Corporation shall have delivered to Purchaser a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of GDS as of the Closing Date.

     (b) Agreements and Covenants. Each of GDS and GasSearch Corporation shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of each of GDS and GasSearch Corporation by the Chief Executive Officer and Chief Financial Officer of GDS to such effect dated as of the Closing Date.

     (c) Good Standing. Purchaser shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing
Date) from appropriate authorities as to the good standing or corporate existence, as applicable, of GDS.

     (d) Third Party Consents. GDS shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which GDS is a party or is otherwise bound.

     (e) Other Documents. GDS will furnish Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.02 or as are customary for transaction of the type provided for herein as Purchaser may reasonably request.

     (f) Objecting/Converting Stockholders. Stockholders of Purchaser holding 20% or more of the shares sold in its initial public offering do not vote against the Acquisition or any Additional Transaction and do not exercise their conversion rights as set forth in the Purchaser's Certificate of Incorporation.

     (g)  Dissenting  Shareholders.   Neither  of  the  GasSearch  Corporation's
shareholders shall exercise any dissenter's right of appraisal.

     (h) Fairness Opinion. Purchaser shall have received an opinion from a firm specializing in the evaluation of businesses to the effect that the fair market value of the GDS plus any Additional Transaction entered into by Purchaser is equal to at least 80% of Purchaser's net assets (excluding any deferred compensation held by Ferris Baker Watts, Incorporated).

     (i) Delivery of Shares. GasSearch Corporation shall deliver to Purchaser the stock certificates representing all outstanding GDS Stock endorsed to Purchaser.

Section 8.03 Conditions to the Obligations of GDS and GasSearch Corporation under this Agreement.

     The obligations of GDS and GasSearch Corporation under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections
8.03 at or prior to the Closing Date:

     (a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and Purchaser shall have delivered to GDS a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Purchaser as of the Closing Date.

     (b) Agreements and Covenants. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and GDS shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and Chief Financial Officer of Purchaser to such effect dated as of the Closing Date.

     (c)  Payment  of   Consideration.   Purchaser   shall  have  delivered  the
Consideration to the Paying Agent on or before the Closing Date.

     (d) Other Documents. Purchaser will furnish GDS with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.03 or as are customary for transaction of the type provided for herein as GDS may reasonably request.

                                   ARTICLE IX.

                                   THE CLOSING

Section 9.01      Time and Place.

     Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, NW, Suite 400, Washington, DC 20015, at 10:00 a.m., or at such other place or time upon which Purchaser and GasSearch Corporation mutually agree. A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, NW, Suite 400, Washington, DC 20015, at 10:00 a.m. on the day prior to the Closing Date.

Section 9.02      Deliveries at the Pre-Closing and the Closing.

     At the Pre-Closing there shall be delivered to Purchaser and GasSearch Corporation the certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, Purchaser shall deliver the Consideration as set forth under Section 8.03(c) hereof.

                                   ARTICLE X.

                        TERMINATION, AMENDMENT AND WAIVER

Section 10.01      Termination.

     This Agreement may be terminated at any time prior to the Closing Date:

     (a) At any time by the mutual written agreement of Purchaser on the one hand and GDS and GasSearch Corporation on the other hand;

     (b) By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

     (c) By either party (provided, that the terminating party is not then in breach of any representation or warranty or breach of any covenant or other agreement contained herein) if there shall have been a failure to perform or comply in any material respect with any of the covenants or agreements or conditions to the parties' obligations have not been satisfied, all as set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

     (d) At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Purchaser on the one hand and GDS and GasSearch Corporation on the other hand; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party's willful breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement;

     (e) By either party if (i) final action has been taken by any regulatory agency whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby,
(ii) any regulatory agency whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action shall have become final and unappealable; and

     (f) By either party, if Stockholder Approval shall have not been obtained for each of the GDS acquisition and the Additional Transaction at the Purchaser Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

     (g) By either party, if Stockholder Approval of the transactions contemplated by this Agreement as well as an Additional Transaction that ensures that Purchaser's initial business combinations have an aggregate fair market value of at least 80% of Purchaser's net assets (excluding deferred compensation of Ferris Baker Watts, Inc.) has not been obtained at the Purchaser Stockholders' Meeting duly convened therefore or at any adjournment or postponement thereof.

Section 10.02     Effect of Termination.

     (a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.02, 11.01, 11.06, 11.09, 11.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

     (b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

     (i) Except as provided below, whether or not the sale of GDS Stock is completed, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall be liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

Section 10.03     Amendment, Extension and Waiver.

     Subject to applicable law, at any time prior to the Closing Date, the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE XI.

                                  MISCELLANEOUS

Section 11.01     Public Announcements.

     GasSearch Corporation and Purchaser shall cooperate in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither GasSearch Corporation nor Purchaser shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

Section 11.02     Survival.

     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Closing Date, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Closing Date.

Section 11.03     Notices.

     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

       If to Purchaser, to:              Marshall T. Reynolds
                                         Chairman of the Board and
                                         Chief Executive Officer
                                         Energy Services Acquisition Corp.
                                         2450 First Avenue
                                         Huntington, West Virginia  25703

       With required copies to:          Alan Schick, Esq.
                                         Luse Gorman Pomerenk & Schick, P.C.
                                         5335 Wisconsin Avenue, NW, Suite 400
                                         Washington, DC  20015
                                         Fax: (202) 362-2902

       If to GDS, to:                    GasSearch Drilling Services Corporation
                                         466 Airport Industrial Park Road
                                         Parkersburg, West Virginia 26104


or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

Section 11.04     Parties in Interest.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as specifically provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.05     Complete Agreement.

     This Agreement, including the Exhibits hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

Section 11.06     Counterparts.

     This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Section 11.07     Severability.

     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.08     Governing Law.

     This Agreement shall be governed by the laws of the State of West Virginia, without giving effect to its principles of conflicts of laws.

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Section 11.09     Interpretation.

     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement.
References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.02(a)" would be part of "Section 5.02" and references to "Section 5.02" would also refer to material contained in the subsection described as "Section 5.02(a)"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

Section 11.10     Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                       32

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     IN WITNESS  WHEREOF,  the parties  below have caused this  Agreement  to be executed by their duly authorized officers as of the date first set forth above.



                                    ENERGY SERVICES ACQUISITION CORP.



                                    By:/s/ Marshall T. Reynolds
                                       ----------------------------------------
                                    Marshall T. Reynolds
                                    Chairman of the Board and
                                     Chief Executive Officer


                                    GASSEARCH CORPORATION



                                    By: /s/ Denny Harton
                                       ----------------------------------------
                                     Denny Harton
                                     President and Chief Executive Officer



                                    GASSEARCH DRILLING SERVICES CORPORATION



                                    By: /s/ Denny Harton
                                       ----------------------------------------
                                    Denny Harton
                                    President and Chief Executive Officer


                                    /s/ Denny Harton
                                    -------------------------------------------
                                    DENNY HARTON
                                    (in his individual capacity)